BOSTON PRIVATE
WEALTH ▫ TRUST ▫ PRIVATE BANKING



Quarterly Statement of FINANCIAL CONDITION
for Boston Private Bank and Trust Company

Third Quarter 2018

BOSTON PRIVATE offers a full spectrum of wealth, trust, and banking services designed to give you one trusted resource to help simplify and strengthen your financial life.

Every individual and organization has a different reason WHY they work so hard. At Boston Private, we strive to understand what drives our clients, so that we can help them live and work the way they want. Understanding what our clients' wealth is really for enables us to formulate a custom strategy and solution to help them achieve their goals, hopes and dreams for today and tomorrow.

Headquartered in Boston, we serve clients from our offices located in the major markets of Greater Boston, San Francisco, San Jose, Los Angeles, and Palm Beach Gardens.[2]

FINANCIAL HIGHLIGHTS
(as of 9/30/2018)

$8.3 Billion
Assets Under Management[1]

$6.8 Billion
Total Deposits

$6.7 Billion
Total Loans

8.71% Tier 1
Leverage Capital Ratio
(Above the 5.00% required by the FDIC to be well-capitalized)

Asset Quality	Low levels of problem loans due to our underwriting standards.
Liquidity Profile	$2.5 billion of cash, high-quality unpledged investment securities, and borrowing capacity from the Federal Home Loan Bank.
Capital Base	Capital ratios in excess of levels banking regulators consider to be *well-capitalized.*
IDC Rating[3]	Excellent

The financial highlights and condensed balance sheet below demonstrate the overall financial strength of Boston Private Bank and Trust Company as of **September 30, 2018**.

CAPITAL BASE (as of 9/30/2018)



16.0%
14.0%
12.0%
10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
13.35%
10.00%
12.11%
8.00%
12.11%
6.50%
8.71%
5.00%
Total Risk-Based
Tier 1 Risk-Based
Common Equity Tier 1 Risk-Based
Tier 1 Leverage

CAPITAL	9/30/18
Total Risk-Based	13.35%
Tier 1 Risk-Based	12.11%
Common Equity Tier 1	12.11%
Tier 1 Leverage	8.71%

Well-Capitalized

Boston Private Bank & Trust Company

CONDENSED BALANCE SHEET ($ in thousands)

ASSETS	9/30/2018
CASH & INVESTMENTS	**$1,208,269**
LOANS	
Loans held for sale	3,344
Commercial & Construction	3,618,625
Residential Mortgage	2,862,879
Home Equity and Consumer	238,916
Total Loans	**6,720,420**
Less: Allowance for loan losses	(73,500)
Net Loans	**6,646,920**
OTHER ASSETS	**427,530**
TOTAL ASSETS	**$8,286,063**

LIABILITIES & SHAREHOLDER'S EQUITY	9/30/2018
DEPOSITS	
Demand Deposits	$2,052,059
NOW	520,600
Savings & Money Market	3,485,815
Certificate of Deposit	764,803
Total Deposits	**6,823,277**
BORROWINGS	**601,289**
OTHER LIABILITIES	**111,564**
TOTAL LIABILITIES	**7,536,130**
SHAREHOLDER'S EQUITY	**749,933**
TOTAL LIABILITIES AND EQUITY	**$8,286,063**

[1]Assets under management as of September 30, 2018 includes certain assets held in custody by Boston Private Bank & Trust Company, as well as assets under advisement by Boston Private Wealth, LLC.

[2]Boston Private Financial Holdings, Inc. is a national financial services organization that owns Wealth Management, Trust and Private Banking affiliates with offices in Boston, Los Angeles, San Francisco, San Jose, Florida and Wisconsin. Certain offices may offer only wealth management or private banking services.

[3]As of September 30, 2018, Boston Private Bank & Trust Company's safety and soundness was ranked "Excellent" according to IDC Financial Publishing.

As part of an independent third-party assessment of Boston Private Bank & Trust Company, IDC Financial Publishing, Inc. (IDC), a bank rating agency, has been rating the safety and soundness of banks since 1985. Every quarter, IDC calculates a one-number rank for over 13,000 financial institutions, using 24 key financial ratios. Bank safety ratings fall into one of six categories: Superior, Excellent, Average, Below Average, Lowest Ratios, and Rank of One.